UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240. 14a-12

Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Thursday, May 22, 2008, at 10:00 A.M. Eastern Time, at the Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451, for the following purposes:

1. To elect all members of the Board of Directors to serve as directors for a one-year term.

2. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to establish a $3 million per fiscal year maximum amount of variable cash compensation awards that can be received by a participant.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 2, 2008, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

EILEEN CASAL, Secretary

April 11, 2008

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed stamped envelope by return mail, (2)

by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

2008 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

ii

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 11, 2008

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (“Board”) of Teradyne, Inc. (“Teradyne”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 22, 2008, at 10:00 A.M. Eastern Time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451.

Only shareholders of record as of the close of business on April 2, 2008 (the “Record Date”), will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 172,185,420 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 22, 2008.

This Proxy Statement and the Accompanying Annual Report on 10-K, Letter to Shareholders, and Notice, are available electronically on our website at www.teradyne.com.

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect all directors to the Board of Directors.

2. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to set a $3 million per fiscal year maximum amount of variable cash compensation awards that can be received by a participant.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2008.

The Board recommends that you vote FOR the proposals listed above.

An annual report on Form 10-K containing financial statements for the fiscal year ended December 31, 2007 has been mailed to the shareholders with this proxy statement. This proxy statement, the annual report, a letter to the shareholders and the accompanying proxy were first mailed to shareholders on or about April 14, 2008.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail,

2. by completing a proxy using the toll-free telephone number listed on the proxy card, or

3. by completing a proxy on the Internet at the address listed on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section called “Shareholder Proposals and Board Candidates” for additional information.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth as of April 2, 2008 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	153,819	*
Gregory R. Beecher	361,177	*
Michael A. Bradley(4)	961,046	*
Albert Carnesale	65,116	*
Eileen Casal	164,483	*
Edwin J. Gillis	17,973	*
Jeffrey Hotchkiss	126,692	*
Mark E. Jagiela	249,590	*
Vincent M. O’Reilly	53,895	*
Paul J. Tufano	36,816	*
Roy A. Vallee(5)	73,678	*
Patricia S. Wolpert(6)	81,616	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(7)	2,345,901	1.4%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.

(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 2, 2008, or (ii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 73,823 shares (including 21,323 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 325,961 shares; Mr. Bradley, 796,381 shares; Mr. Carnesale, 52,500 shares; Ms. Casal, 140,000 shares; Mr. Gillis 6,575 shares issuable pursuant to the Deferral Plan, Mr. Hotchkiss, 90,000 shares; Mr. Jagiela, 211,511 shares; Mr. O’Reilly, 43,699 shares (including 1,199 shares issuable pursuant to the Deferral Plan); Mr. Tufano 25,000 shares; Mr. Vallee, 66,437 shares (including 13,937 shares issuable pursuant to the Deferral Plan); Ms. Wolpert, 52,500 shares; all directors and executive officers as a group, 1,884,387 shares (including 43,034 shares issuable pursuant to the Deferral Plan).
(3)	Includes 79,996 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 164,665 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Includes 7,241 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(6)	Includes 3,000 shares of common stock held by Ms. Wolpert’s husband.
(7)	The group is comprised of Teradyne’s executive officers and directors on April 2, 2008. Includes (i) an aggregate of 1,841,353 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 2, 2008 granted under the stock plans and (ii) an aggregate of 43,034 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

Listed below are certain persons who, based upon Schedule 13G filings made since December 31, 2007, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
FMR LLC.(1)	26,041,202	15.0%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(2)	14,651,139	8.4%
100 E. Pratt Street Baltimore, Maryland 21202

(1)	As set forth in Amendment No. 10 to a Schedule 13G, filed on February 14, 2008, FMR LLC had, as of December 31, 2007, sole dispositive power with respect to all of the shares and sole voting power with respect to 123,344 shares. Fidelity Management and Research Company, Strategic Advisers, Inc., and Pyramis Global Advisors Trust Company, each a wholly owned subsidiary of FMR LLC, are the beneficial owners of 25,917,858 shares, 1,787 shares and 121,557 shares, respectively. The interest of Magellan Fund, an investment company registered under the Investment Company Act of 1940, as amended, amounted to 10,459,764 shares.
(2)	The securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2007 through December 31, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Last year the Board amended Teradyne’s bylaws to provide that each director be elected annually for a one-year term. The amendment is effective at the 2008 annual meeting of shareholders. As a result, the terms of all classes of directors expire at the 2008 annual meeting. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve, however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2009 annual meeting of shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Gillis, O’Reilly, Tufano and Vallee and Ms. Wolpert.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, and any other public company boards which he or she serves.

Nominees for Directors

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
James W. Bagley	1996

Director

Mr. Bagley, 69, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chairman of the Board of Directors and, from August 1997 until June 2005, served as Chief Executive Officer. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley is also a director of Micron Technology, Inc.

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Michael A. Bradley	2004

Director, President and Chief Executive Officer

Mr. Bradley, 59, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He served as President of Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Mr. Bradley is also a director of Entegris, Inc.

Albert Carnesale	1993

Director

Mr. Carnesale, 71, has served as Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995. Mr. Carnesale is also a director of Westwood One, Inc.

Edwin J. Gillis	2006

Director

Mr. Gillis, 59, served as Senior Vice President of Administration and Integration of Symantec Corporation from July 2005 to December 2005, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. From 1991 to September 1995, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis is also a director of BladeLogic, Inc.

Vincent M. O’Reilly	1998

Director

Mr. O’Reilly, 71, has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College since October 1997. From 1969 until his retirement in September 1997, he was a partner, Chief Operating Officer or Vice-Chairman at Coopers & Lybrand L.L.P. Mr. O’Reilly is also a director Eaton Vance Corp.

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Paul J. Tufano	2005

Director

Mr. Tufano, 54, served as Executive Vice President and Chief Financial Officer of Solectron Corporation (“Solectron”) from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

Roy A. Vallee	2000

Director

Mr. Vallee, 55, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998. Mr. Vallee is also a director of Synopsys, Inc.

Patricia S. Wolpert	1996

Director

Ms. Wolpert, 58, has been the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas, at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas, at IBM and from January 1999 until June 2000, served as Vice President, Business Operations, Americas, at IBM. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England. In January 2007, Ms. Wolpert began serving as the independent Chair of the Board. Ms. Wolpert is also a director of Lam Research Corporation.

CORPORATE GOVERNANCE

General

During fiscal year 2007, Teradyne improved its already strong corporate governance practices by implementing some enhancements, which included the following:

•	Elected an independent Chair of the Board of Directors.

•	Declassified the Board so that all directors are elected to serve annual terms beginning at this annual meeting.

•	Terminated the poison pill three years earlier than its scheduled expiration.

•	Implemented majority voting for uncontested director elections.

•	Adopted a policy which requires shareholder approval for future poison pills.

•	Adopted an executive compensation recoupment policy that applies to all executive officers.

Teradyne has received high scores for its governance practices from independent third parties.

Director Independence

Under current SEC and New York Stock Exchange rules, a director only qualifies as “independent” if the board of directors affirmatively determines that he or she has no material relationship with Teradyne (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition to a director meeting the independence tests pursuant to New York Stock Exchange rules, in order to be considered independent he or she must also meet the following categorical standards that Teradyne has adopted:

(1) If a director is an executive officer of a charitable organization, Teradyne’s contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross receipts.

(2) If a director is an executive officer, general partner, or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from Teradyne for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

(3) If a director is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to Teradyne, or to which Teradyne is indebted to, the total amount of either company’s indebtedness to the other during the last fiscal year does not exceed 5% of the total consolidated assets of the other company.

The categorical standards for determining independence are available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent within the meaning of the SEC and New York Stock Exchange rules, have no material relationship with Teradyne and meet the categorical standards:

James W. Bagley	Edwin J. Gillis	Roy A. Vallee
Albert Carnesale	Vincent M. O’Reilly	Patricia S. Wolpert
Paul J. Tufano

Mr. Tufano was determined independent by the Board in February 2008, after his employment with Solectron, one of Teradyne’s customers and suppliers, had terminated in October 2007, all as further described below.

In determining the independence of Teradyne’s directors, the Board reviewed and determined that Mr. Vallee’s position as Chairman of the Board and Chief Executive Officer of Avnet, Inc., one of Teradyne’s suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers and suppliers, are not material under the categorical standards.

The Board has determined Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President.

Former Related Party Transaction

During 2007, Mr. Tufano, was Executive Vice President, Chief Financial Officer and Interim Chief Executive Officer of Solectron until it was acquired by Flextronics International Ltd. (“Flextronics”). Mr. Tufano is no longer an employee with Solectron or Flextronics. In the ordinary course of business, Teradyne has for the past 10 years purchased printed circuit board assemblies from and also sold in-circuit testers to Solectron, which we now refer to as Flextronics. In August 2007, prior to the Flextronics acquisition, we expanded our contract with Solectron to have Solectron provide additional manufacturing and test services, including areas of final configuration and test for most of our Flex family of products. In 2007, we purchased $207.8 million of printed circuit boards and services from Flextronics and sold in-circuit testers to Flextronics for $4.0 million. Teradyne believes that these purchases, sales and services were made on terms and conditions that were fair and not less favorable to us than Teradyne could have obtained from unaffiliated parties. Mr. Tufano received no direct interest in these transactions. Teradyne expects to continue the business relationship with Flextronics in 2008 on similar terms. However, because Mr. Tufano is no longer employed with Flextronics, Teradyne does not expect this business relationship will constitute a related party transaction in the future.

In fiscal year 2007, Teradyne had only one related party transaction, the relationship with Solectron. Under Teradyne’s written “Conflict of Interest Policy” the Chief Financial Officer notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee. The Audit Committee regularly reviewed our relationship with Solectron.

Corporate Governance Guidelines

The Corporate Governance Guidelines provide the framework for the conduct of the Board’s business. It addresses several policies with respect to the composition of the board, the limits on the number of public company boards each director may serve on, the director selection process, the director orientation and continuing education program and other policies. The guidelines include a policy statement on shareholder rights plans, commonly referred to as poison pills. Pursuant to the policy the Board shall seek and obtain shareholder approval before adopting a poison pill. However, the Board may adopt a poison pill, if under the circumstances, the Board, including a majority of the independent directors, deems it in the best interests of the shareholders to adopt a poison pill without the delay in first seeking their approval.

Code of Ethics

The Standards of Business Conduct and Ethics is Teradyne’s ethics policy. It is applicable on a worldwide basis and provides the standards and guidelines of conduct for Teradyne’s employees, officers and directors, and for others doing business with Teradyne. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis by contacting the Ethics Office at 600 Riverpark Drive, North Reading, MA 01864 or calling a toll-free telephone number 1-800-224-8113.

Availability of Corporate Governance Documents

Teradyne’s Corporate Governance Guidelines, the ethics policy and the charters for each of the standing committees of the Board are available on the company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, or in print by writing to Teradyne at 600 Riverpark Drive, North Reading, MA 01864. Attention: Investor Relations.

THE BOARD

General

Patricia Wolpert is the independent Chair of the Board. Effective at the 2008 annual meeting of shareholders, all directors will stand for election annually for one-year terms and are elected by the affirmative vote of at least a majority of the shares voting on that director’s election. If the number of director nominees exceeds the number of directors to be elected, otherwise called a contested election, the directors shall be elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting.

Board Meetings

The Board met seven times during the year ended December 31, 2007. The non-employee directors (also known as the non-management directors) held executive sessions in which they met without management after four of the regularly scheduled meetings during 2007. The independent directors also met without management after one of the regularly scheduled meetings during 2007. The Chair of the Board presides over all Board meetings and each executive session. During 2007, each director attended at least 75% of the total number of meetings of the Board and committee meetings. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business and also lists some of the duties of the independent Chair. Also under the Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. Accordingly, all directors attended the 2007 Annual Meeting of Shareholders held on May 24, 2007, except Mr. Bradley, who was unable to attend due to health reasons.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Charters for each committee are available on the company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale*
Edwin J. Gillis*	Roy A. Vallee*	Roy A. Vallee
Vincent M. O’Reilly	Patricia S. Wolpert	Patricia S. Wolpert
Paul J. Tufano

*	Committee Chair

Audit Committee

The Audit Committee has four members, all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as Teradyne’s categorical standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, discussed in greater detail in the charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls,

•	performance of the internal audit function,

•	compliance with legal and regulatory requirements, and

•	appointment and activities of the independent auditors.

The Audit Committee met ten times during 2007. The responsibilities of the Audit Committee and its activities during 2007 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as Teradyne’s categorical standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	review and oversight of Teradyne’s compensation plans and policies (including the administration of the incentive, equity-based and other compensatory plans),

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate,

•	review and recommend to the Board each year the compensation for non-employee directors and committee members,

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer, and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of outside advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and performs various functions in administering the compensation plans and programs.

The Compensation Committee met five times and took action by written consent once during 2007. The Compensation Committee establishes a calendar each year to ensure the complete review of compensation-related matters. The standard topics addressed by the Compensation Committee during these meetings include executive officer compensation, equity plan budgets, overall review of benefit plans including retirement plans, executive stock ownership positions and directors’ compensation. The Compensation Committee also performs a review and evaluation each year of its performance against the responsibilities and duties contained in the Compensation Committee Charter. In general, except for executive sessions, the meetings are also attended by the Chief Executive Officer, the General Counsel and several members of the Human Resources Department.

In determining executive officer compensation for 2007, the Compensation Committee engaged the services of Pearl Meyer & Partners, an executive compensation consulting firm. The Compensation Committee has used this firm to assist it in determining executive officer compensation levels. Specifically for 2007, Pearl Meyer & Partners reviewed the comparator peer group and provided a report on competitive analysis of total direct compensation (including base salary, short-term incentives, long-term incentives and retirement benefits) for the Chief Executive Officer and all executive officers. Teradyne has used Pearl Meyer & Partners for minor consulting services involving tax analysis involved in the Nextest Systems Corporation acquisition and disclosure during 2007 and 2008. Teradyne also purchases Pearl Meyer & Partners’ proprietary compensation surveys.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are affiliated.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as Teradyne’s categorical standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members,

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders,

•	develop and recommend to the Board a set of corporate governance principles,

•	oversee and advise the Board with respect to corporate governance matters, and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including:

•	recommendations from existing Board members, executive officers, and shareholders; or

•	through engagements with executive search firms.

The Nominating and Corporate Governance Committee met four times during 2007.

Qualifications of Director Candidates. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and other factors that promote diversity of views and experience. The Nominating and Corporate Governance Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the business and represent shareholder interests. In furtherance of the foregoing, nominees recommended by the Nominating and Corporate Governance Committee or by shareholders to stand for election as a director must, at a minimum, meet the criteria established by the Nominating and Corporate Governance Committee. A copy of these criteria are contained in the Corporate Governance Guidelines. As part of the review in 2007 by the Nominating and Corporate Governance Committee of Teradyne’s corporate governance documents, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Shareholders to Recommend Director Candidates. Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in the bylaws. The procedures are summarized in this proxy statement under the heading “Shareholder Proposals and Board Candidates.” The Secretary will provide the notice to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above.

Shareholder Proposals and Board Candidates

The bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2009 annual meeting of shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2009 annual meeting of shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2009 annual meeting of shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2009 annual meeting of shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 16, 2008.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Audit Committee Report

The Board has an Audit Committee with oversight responsibilities that include matters relating to Teradyne’s financial disclosure and reporting process, including the system of internal controls, the performance of Teradyne’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of Teradyne’s independent auditors. The Audit Committee regularly discusses with Teradyne’s management, internal audit, and independent auditors the financial information prepared by Teradyne, Teradyne’s systems of internal controls and its internal audit process. Each year the Audit Committee engages the independent auditors, reviews periodically the auditors’ performance and independence and approves the independent auditors’ fees. The Audit Committee meets with the independent auditors (both with and without the presence of Teradyne’s management) to review and discuss the matters required to be discussed by Statement on Auditing Standards Nos. 114 and 90, as amended (Communications with Audit Committees), including various matters pertaining to the audit, such as Teradyne’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Teradyne, and Teradyne’s compliance with legal and regulatory requirements that were effective during the applicable period.

The Board adopted a written charter for the Audit Committee setting out the Audit Committee’s responsibilities. A copy of the Audit Committee Charter is available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Shareholders also may request a copy of the charter by writing to Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864, Attention: Investor Relations. The Audit Committee reviews the Audit Committee Charter annually and will amend its charter as it and the Board deem necessary or appropriate.

Management has primary responsibility for Teradyne’s consolidated financial statements and the overall reporting process, including Teradyne’s system of internal controls. The independent auditors are responsible for planning and carrying out an audit of Teradyne’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and auditing the effectiveness of Teradyne’s internal control over financial reporting. The independent auditors discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

In 2008, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2007 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent auditors, to discuss those financial statements. These discussions addressed the quality in addition to the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. In addition, during the course of the fiscal year ended December 31, 2007, management provided periodic updates to the Audit Committee regarding Teradyne’s compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations and the activities undertaken during the year to improve the efficiencies and costs of Teradyne’s internal controls. The Audit Committee provided oversight and advice to management during the process. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of Teradyne’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s annual report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee Teradyne’s efforts related to its internal control over financial reporting and management’s preparations for the assessment in the fiscal year ending December 31, 2008.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 114 and 90, as amended (Communications with Audit Committee).

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee and the Board also have recommended, and are asking the shareholders to ratify, the selection of PricewaterhouseCoopers as Teradyne’s independent auditors for the 2008 fiscal year.

Messrs. Bagley, Gillis, and O’Reilly were the members of the Audit Committee at the time the report was approved, February 25, 2008. Mr. Gillis serves as the Chair. Each committee member meets the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act and Section 303A.02 of the NYSE Listed Company Manual. Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has determined that all members of the Audit Committee are “audit committee financial experts” as defined in the rules and regulations of the Exchange Act.

AUDIT COMMITTEE

Edwin J. Gillis (Chair) James W. Bagley Vincent M. O’Reilly

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act of 1934, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended December 31, 2007 and December 31, 2006.

	2007	2006
Audit Fees	$1,814,000	$2,049,000
Audit-Related Fees	381,000	182,000
Tax Fees	5,000	41,000
All Other Fees	1,500	1,500

Total:	$2,201,500	$2,273,500

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of our annual financial statements and internal control over financial reporting for fiscal years 2007 and 2006. These fees include the reviews of our interim financial statements included in our quarterly reports on Forms 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under the heading “Audit Fees.” During 2007, these services related to financial statement audit services of our divested Broadband Test Division. During 2006, these services related to financial statement audit services of our divested Connection Systems Division and our Broadband Test Division.

Tax Fees

Tax Fees are fees for professional services rendered that are related to federal, state and international tax compliance, and expatriate tax services.

All Other Fees

All Other Fees are fees for services other than the services reported above. In both 2007 and 2006, there were fees of $1,500 paid related to technical accounting software licenses.

Our Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers as described above are compatible with maintaining PricewaterhouseCoopers’ independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

During 2007 and 2006, our Audit Committee pre-approved all audit, audit-related, tax and other services performed by PricewaterhouseCoopers.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, our Audit Committee adopted a policy for the pre-approval of certain specified services which may be provided by the independent auditors. Under this policy, our Audit Committee has pre-approved the auditors’ engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, we inform the Audit Committee, at least annually or more frequently upon their request, if we use any pre-approved service and the fees incurred in connection with that service.

DIRECTOR COMPENSATION

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee.

Cash Compensation

In 2007, the non-employee directors were compensated at the rate of $60,000 per year and the Chair was compensated at the rate of $180,000 per year. Non-employee directors who served as a chair of a standing committee of the Board received an additional $7,500 per year, except the Chair of the Audit Committee, who received an additional $12,500 per year. In 2008, the non-employee directors are compensated at a rate of $65,000 per year, excluding the Chair whose compensation will be the same as in 2007.

Equity Compensation

Pursuant to the 2006 Equity and Cash Compensation Incentive Plan, each non-employee director is automatically granted an award, either in equity or cash on the first Monday in February each year while such person continues to serve as a non-employee director. In addition to the automatic grant, Directors may also receive other awards under the plan. At the discretion of the Board, an award under the plan may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, stock appreciation rights (“SARs”), phantom stock or cash. Awards of restricted stock or restricted stock units to non-employee directors have a minimum vesting period of no less than one year. Any options, SARs or other cash awards issued to non-employee directors may, at the Compensation Committee’s discretion, be immediately exerciseable on the date of grant.

In 2007, each non-employee director received 6,575 restricted stock units having a fair market value of approximately $100,000 at the time of the automatic grant on February 5, 2007. In 2008, each non-employee director received 9,804 restricted stock units having a fair market value of approximately $110,000 at the time of the automatic grant on February 4, 2008. Each of these automatic grants vests fully on the one year anniversary of the date of grant.

Director Deferral Program

Pursuant to the Deferral Plan for Non-Employee Directors, the non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) a notional interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If non-employee directors participate in the plan, within ninety (90) days of the date the director no longer serves as such, he or she will receive either the cash value of the notional account or shares of the common stock underlying the DSU’s. Any such common stock received by non-employee directors pursuant to the Deferral Plan is granted pursuant to the 2006 Equity and Cash Compensation Incentive Plan or the 1997 Employee Stock Option Plan, depending on the plan in effect at the time of the deferral.

Miscellaneous

Directors are reimbursed for reasonable expenses for travel and lodging in connection with attendance at meetings. Directors who are employees of Teradyne receive no compensation for their service as a director.

Director Summary Compensation Table

The table below summarizes the compensation Teradyne paid to its non-employee directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James W. Bagley	$66,250	$99,038	$0	$0	$0	$0	$165,288
Albert Carnesale	$67,500	$99,038	$0	$0	$0	$0	$166,538
Edwin J. Gillis	$66,250	$202,885	$0	$0	$0	$0	$269,135
Vincent M. O’Reilly	$60,000	$99,038	$0	$0	$0	$0	$159,038
Paul J. Tufano	$60,000	$99,038	$0	$0	$0	$0	$159,038
Roy A. Vallee	$67,500	$99,038	$0	$0	$0	$0	$166,538
Patricia S. Wolpert	$180,000	$99,038	$0	$0	$0	$0	$279,038

(1)	Mr. Bradley, the Chief Executive Officer and President, is not included in this table as he is an employee of Teradyne and thus receives no compensation for his services as director. The compensation received by Mr. Bradley is shown in the Summary Compensation Table on page 28.
(2)	The annual retainer for 2007 was $60,000 for each non-employee director and $180,000 for the Chair of the Board. Mr. Carnesale and Mr. Vallee each received $7,500 as the Chairs of the Nominating and Governance Committee and Compensation Committee, respectively. Mr. Bagley was the Chair of the Audit Committee from January through May 2007 and received $6,250 for this service. Mr. Gillis was the Chair of the Audit Committee from June 2007 to December 2007 and received $6,250 for this service.
(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 calculated in accordance with FAS 123R for restricted stock units issued in 2006 and 2007. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2007. As of December 31, 2007, each director had 6,575 unvested restricted stock units. These restricted stock units had a fair market value of $100,000 at the time of grant, February 5, 2007. Mr. Gillis received 11,398 shares on October 2, 2007 from an automatic grant for his initial year of service. The fair market value of the automatic grant was $150,000 at the date of grant, October 2, 2006.
(4)	As of December 31, 2007, non-employee directors had the following vested stock options outstanding: Mr. Bagley 70,500, Mr. Carnesale 70,500, Mr. O’Reilly 60,500, Mr. Tufano 25,000, Mr. Vallee 79,500 and Ms. Wolpert 70,500.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Discussion and Analysis set forth below has been reviewed with management. Based on the review and discussion with management, the Compensation Committee (the “Committee”) has recommended to the Board of Directors (the “Board”) that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Patricia S. Wolpert

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is divided into three sections:

1)	Review of executive officer compensation programs;

2)	Review of the 2007 and 2008 executive officer compensation decisions; and

3)	Compensation tables.

Section 1—Review of Executive Officer Compensation Programs

The executive officer compensation program has four primary elements:

•	Target cash compensation, which includes base salary and performance-based variable compensation;

•	Cash profit sharing;

•	Equity compensation; and

•	Retirement and post-employment benefits.

Objectives of Executive Officer Compensation Programs

The objectives of the executive officer compensation programs are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the company’s short-term and long-term strategic and financial goals; and

4)	assists in attracting and retaining qualified executive officers.

Teradyne fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of performance targets that are important to it and its shareholders.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Committee takes into account such factors as market data, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer. When possible, Teradyne attempts to use similar policies and compensation instruments for all employees.

Role of the Compensation Committee

The Committee’s role is to fulfill certain responsibilities of the Board relating to compensation, including equity-based compensation, for the directors and executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation.

See “Compensation Committee” section for more information.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Committee for its review, consideration and determination. Members of the Human Resources department provide the Committee with market information. The executive officers do not recommend or determine any element or component of their own pay package or total compensation amount.

Benchmarking

In order to attract and retain executive officers, a company must offer compensation which is competitive against its peers. To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. Each element of an executive officer’s compensation is compared and benchmarked to similar positions at peer companies. In general, it benchmarks other high quality, similarly-sized electronics firms primarily associated with the semiconductor industry. This benchmarking includes data gathered from surveys and public filings. For 2007, the benchmark group included: Agilent, Applied Materials, Axcelis, Brooks Automation, Credence Systems, Entegris, KLA-Tencor, Lam Research, LTX, Novellus, Tektronix, Varian Semiconductor and Verigy. The Committee periodically uses an independent compensation consultant in developing the benchmark comparisons of the peer companies and in 2007, engaged the services of Pearl Meyer & Partners, as discussed on page 10. For additional information see “Compensation Committee.”

Compensation Elements

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. The objective of target compensation is to link the executive officer’s cash compensation with the company’s performance and to motivate executive officers to achieve Teradyne’s strategic objectives and financial goals.

Each January, either the Committee, or the independent members of the Board, sets a target cash compensation for each executive officer that generally covers a range within the median of the peer company data. The Chief Executive Officer’s performance-based variable cash compensation, at target, is 100% of base salary. For other executive officers, performance-based variable cash compensation, at target, represents a smaller percentage of their base salary (a range of 55% to 75%).

At year-end, management presents to the Committee a detailed review of performance against measurable financial and operational goals. The performance-based variable cash compensation payout is based on the Committee’s and the Board’s comprehensive evaluation and assessment of this performance.

The amount of individual compensation and equity awards, including the allocation of each, are determined annually based on competitive peer company data. The objective is that target compensation for each individual should be competitive with compensation of individuals holding the same or similar roles and responsibilities within the peer companies used for benchmarking. As a result, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

The Committee decided that the executive officers’ performance-based pay should be determined by the company’s results, as a whole, since these individuals oversee strategic decisions and trade-offs across Teradyne’s various businesses. The independent Board members review the recommendation of the Committee and approve any performance-based variable compensation paid to the Chief Executive Officer. Performance-based variable cash compensation payments are only made after approval by the Committee and/or the Board.

Cash Profit Sharing Plan

Most employees participate in Teradyne’s Cash Profit Sharing Plan. This plan was adopted in 1983 to encourage interest in Teradyne’s success by giving employees a direct participation in Teradyne’s profits. The plan distributes 10% of Teradyne’s pre-tax profit to all eligible employees, including executive officers. Cash Profit Sharing Plan payments are distributed as a consistent percentage of salary for all participants.

Equity Compensation

The equity compensation plan for executive officers is designed to align executive compensation with shareholder return, motivate and reward individual performance, and attract and retain talented individuals. Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. These factors, along with benchmarking of peer companies, are reviewed by the Committee when determining or recommending the awards for each executive officer. Restricted Stock Unit (“RSU”) grants made to the executive officers are subject to a combination of performance criteria and time-based vesting schedules.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers and employees. Various factors are used in determining the annual equity grant budget, including the total expense to be incurred as a result of the equity awards and benchmark data relating to a competitor peer group. The independent directors determine the award level for the Chief Executive Officer and the Committee determines the award level for all other executive officers, based on a recommendation from the Chief Executive Officer. The same factors used in assessing payouts for variable cash compensation are used in determining the final performance-based equity award payouts for the executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

For 2007 and 2008, grants to executive officers were made in January in order to align the evaluation and award of the performance-based RSUs to the end of the fiscal year. The fair market value for these grants is determined in accordance with Teradyne’s equity plans. Fair market value is determined using the closing price on the date of the equity grant. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Stock ownership guidelines exist for both executive officers and directors. The guidelines align the interests of executive officers and directors with those of the shareholders and ensure that the executive officers and directors responsible for overseeing operations have an ongoing financial stake in the company’s success. The stock ownership guidelines describe that the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary. All other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. Directors, including the Chair of the Board, are expected to attain and maintain an investment level in stock equal to three times the annual cash retainer of a director, which in 2008 is $65,000 per year. In each case, such investment levels are expected to be attained within five years from the later of the date upon which the individual becomes subject to the guidelines and August 13, 2008. After a stock option exercise or the vesting of RSUs, each individual is expected to retain at least 50% of the shares issued from the award after taxes, until such person meets the ownership guidelines. Shares owned by the individual, or shares held in trust by the individual are counted towards attaining the required investment level. Options, whether vested or unvested, and other unvested equity interests do not count in calculating ownership levels.

The ethics policy prohibits directors, executive officers and other employees from engaging in any short-sale transaction in which they may profit from short-term speculative swings in the value of Teradyne securities. In addition, there is a blackout policy which prohibits directors, executive officers and other employees from trading in Teradyne securities during a specified time for that quarter (usually two weeks prior to the end of a financial quarter and ending twenty-four (24) hours following the public earnings release). From time to time, additional blackout periods may be imposed around other sensitive information or decisions. These policies are designed to help ensure compliance with insider trading rules.

A recoupment policy is applicable to all executive officers. Under this policy, the company may recover incentive compensation that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation cash payments and performance-based equity awards.

Retirement Benefits

Retirement benefits are important retention tools, both for the broad employee population and for executive officers. These benefits are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. In the U.S., the company offers the Teradyne, Inc. Savings Plan (“401k Plan”). The 401k Plan is available to most employees and provides both an employer match for employee contributions and a discretionary employer contribution. The executive officers participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. The company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a Retirement Plan for Employees of Teradyne, Inc. However, in 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401k Plan. The Chief Executive Officer is the only executive officer currently earning benefits under this plan. A Supplemental Executive Retirement Plan is maintained for certain senior employees primarily for these employees to maintain benefit levels similar to those for all other employees. For additional information, see the “Pension Benefits Table.”

Change in Control Agreements

There are change of control agreements for each of the executive officers. There is also an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be consistent with those provided by peer companies. By having change in control agreements which are consistent with peer companies, Teradyne is better able to attract and retain qualified executive officers who can focus on achieving the company’s strategic and financial goals.

A potential or actual change in control creates uncertainty regarding continued employment of executive officers. This uncertainty may motivate an executive officer to secure a new job prior to the completion of a change in control transaction, which might be detrimental to the shareholders. The intent in providing these agreements, is to align the executive officer’s interests with those of the shareholders. With such agreements, the executive officers can concentrate on supporting a transaction that is in the best interests of the shareholders, thus focusing the executive officers’ interests with those of the shareholders.

The change in control agreements provide a retention tool for the executive officers to remain with the company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination rather than on their own continued employment. This results in stability and continuity of operations during a potentially uncertain time. By structuring the agreements to provide severance payments and benefits only if there is both a change in control (or a potential change in control) and a qualifying termination of employment, a potential acquirer is incentivized to continue to employ executive officers following a change in control and the executive is protected if he is not retained after the transaction. By having change in control agreements which are consistent with peer companies Teradyne is better able to attract and retain qualified executive officers who can focus on achieving the company’s strategic and financial goals.

Other Benefits

In order to attract and retain highly qualified employees, the benefit programs are designed to be competitive in each country in which it operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the company offers the 1996 Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation. The purchase price is an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively.

Section 2—Review of the 2007 and 2008 Compensation Decisions

Teradyne and the Committee have focused on aligning the incentives in executive officer compensation with long-term and short-term performance measures. Between 2006 and 2008, in the aggregate, the total target cash compensation for all five executive officers has increased only $20,000. Base salary and target variable cash compensation has largely remained the same for the last three years. In the area of equity awards, the Committee decided to change the allocation of time and performance-based RSU grants to executive officers to provide a greater percentage of performance-based RSUs than it had in the past. In 2008, approximately 40% of the executive officers’ equity awards were allocated to performance-based RSUs, as compared to 33% in 2006. Also focusing on long-term growth, in 2008, the Committee changed the measurement period for executive officer performance-based RSUs from one year to three years. These changes and the other 2007 and 2008 compensation decisions are further described below.

Target Cash Compensation

In January of 2007 and 2008, the Committee performed an annual evaluation of the Chief Executive Officer’s performance for each prior year and discussed that evaluation with the Board. As part of the evaluation, the Committee considered the Chief Executive Officer’s leadership, Teradyne’s financial results, strategic actions completed during the year, and overall performance against the annual business plan. Based on benchmarking data, the Committee (and the independent members of the Board) concluded that Mr. Bradley’s 2007 target cash compensation would remain the same as 2006. Mr. Bradley’s base salary continued to be $625,000 and his performance-based variable compensation at target remained $625,000, resulting in a 2007 target cash compensation of $1,250,000.

Following the review noted above, the Committee also approved the 2007 target cash compensation for each executive officer as follows: Mr. Beecher ($630,000), Mr. Jagiela ($610,000), Mr. Hotchkiss ($525,000) and Ms. Casal ($430,500). Messrs. Beecher, Jagiela and Hotchkiss performance-based variable compensation at target was set at 75% of base salary and Ms. Casal’s was set at 55% of base salary. For 2007, except for Ms. Casal, all executive officers’ target compensation was the same as 2006. After reviewing the benchmark data, the Committee approved a 5% increase for Ms. Casal.

In January 2008, similar to the prior year, the Committee reviewed the benchmark data for executive officers’ compensation and determined there would be no changes to target cash compensation for the executive officers in 2008. This review included an analysis of target cash compensation for the peer companies named above, as well as, an analysis based on the Radford Executive Survey. This data showed peer company target cash levels had not changed significantly and that the current target compensation levels for the executive officers’ were between plus and minus 10% of the median.

Company-wide Assessment

In January following the close of each fiscal year, management makes an assessment of each division’s performance and payments which could be made to participating employees under the variable cash compensation plan. The Committee then also assesses the performance of the divisions and determines the actual variable-based compensation payment and the actual number of performance-based RSUs which will be allowed to continue to vest. The Committee and the independent members of the Board have the discretion to (a) reject or disagree with management’s assessment of Teradyne’s performance and payments which could be made and (b) approve a cash or equity payout below the maximum cash or equity amount available. Because it is important that the executive officers’ performance-based compensation be determined by Teradyne’s performance as a whole rather than by the performance of one division, a single payout percentage is determined for all executive officers. The payout percentage is based on the weighted average performance of all of the company’s divisions.

2007 Goals and Performance

In order to be more closely aligned with the shareholders’ interest, Teradyne and the Committee enhanced the mechanism for measuring the performance of the goals to be more quantifiable. In January 2007, a formula was created that provides a 9% payout of variable cash compensation for every 1% of profit before interest and taxes (“PBIT”)1 measured as a percentage of revenue. Based on the 2007 assessment, the PBIT formula payout accounted for approximately 65% of the executive officers’ total variable cash compensation payout.

The Committee and the independent directors also evaluated the company’s performance against key strategic and financial goals. The evaluation for the executive officers was primarily based on the results of the Semiconductor Test Division which accounts for approximately 80% of Teradyne’s revenue. Teradyne met or exceeded the targets for the following goals: gained a prescribed level of market share; decreased material costs by 1.5% above the target amount; improved product development on time performance; delivered a key new product to a customer prior to the year end target date; achieved a targeted amount of direct application revenue; achieved the quarterly breakeven target of $200 million or less and achieved certain key new product engineering

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits.

milestones during the year. However, Teradyne failed to meet the revenue goal for a new product. In the aggregate, after the 2007 assessment, the payout for the key strategic and financial goals accounted for approximately 15% of the executive officers’ total variable cash compensation payout.

The Committee also assessed Teradyne’s competitive strategic position and compared it against the company’s 2006 strategic position. For 2007, the payout for this factor accounted for 20% of the executive officers’ total variable cash compensation. It was based on the average of each division’s assessed performance against their growth plan, return on net assets, executable strategy and organizational capability.

Teradyne is not disclosing the specific performance targets for some of the key strategic and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes if disclosed would cause competitive harm. Goals such as improving product development on time performance, market share targets, cost reduction targets for materials, achieving milestone dates for new product introductions, and describing revenue targets for a new product are inherently competitive and if disclosed provide valuable insight of specific customers, markets, and areas where Teradyne is focusing. Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets which the company operates.

The targets for the goals referenced above are difficult to achieve because they are heavily contingent upon technological innovations, customer acceptance, and the actions of competitors which are all difficult to anticipate. In 2007, there were increased competitive and market pressures resulting from the approximately 24% decline in the system on a chip test market.

Due to the highly technical nature of some of the strategic goals, some targets may not be achieved in a year and may be continued for the following year. For example, the technical considerations and potential engineering difficulties in developing and releasing complex new products or new revisions of existing products make these goals especially difficult to achieve within a fixed time frame. Additionally, due to the volatility of the semiconductor market and the declining size of the system on a chip market size in 2007, customers postponed purchases of Teradyne’s products thereby affecting the timing for new product acceptance. Strategic targets can sometimes carry over from one year to the next thereby showing competitors and potential competitors where Teradyne is likely to focus its engineering, marketing and sales efforts for the current and/or future years.

Actual 2007 Variable Cash Compensation Payout

In January 2008, based on the above process, the Committee and the independent members of the Board approved a 74% payout for each executive officer. The base salary plus the payout of performance-based variable compensation for the executive officers ranged from 9% to 13% below the target compensation, depending on the executive officer. The payout amounts of 2007 performance-based variable cash compensation for each executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In 2007, the actual cash compensation paid to the executive officers was 8% below the median of the actual cash compensation paid by 11 of 13 peer companies that had disclosed compensation information at the time of the printing of this proxy statement.

2007 Equity Award

In January 2007, each executive officer received equity awards which consisted of both time-based RSUs and performance-based RSUs. The number of actual performance-based RSUs allowed to vest over a four year period was determined in January 2008 after an assessment by the Committee or the independent directors, as described above. This assessment was based on the same criteria as the 2007 variable compensation payouts in order to provide consistent and objective criteria for all performance-based compensation. No performance-based

RSUs are issued unless the variable cash compensation payout is above 60%. The grants for the executive officers were benchmarked to equity grants of peer companies and were comparable to the market median position.

In order to better align the executive officer’s compensation with the performance of the company, the Committee decided to change the allocation of time and performance-based RSU grants to executive officers. In January 2007, the Committee increased the performance-based RSU allocation and decreased the time-based RSU allocation to the executive officers from the prior year. By increasing the performance-based RSU allocation, the Committee more closely aligned the executive officer performance goals with the total company performance and the shareholders’ interests.

In January 2007, the Chief Executive Officer received a RSU grant valued, at the time of grant, at approximately $1,795,000 at target performance. This grant consisted of $1,145,000 worth of time-based RSUs and, at target, $650,000 worth of performance-based RSUs and was comparable in value to peer company equity grants. A combination of time-based and performance-based equity awards is a means both to support long-term retention of executive officers and to provide incentives to achieve shorter-term corporate goals.

A performance-based RSU award at target performance is not the maximum amount an executive officer can receive. Shortly after the end of each fiscal year, the independent directors of the Board and the Committee will determine the actual number of performance-based RSUs that are allowed to continue to vest for each executive officer. The value of performance-based RSUs allowed to vest can be a minimum of $0 to a maximum value of two times the value at target performance. Below is a table showing the values of January 2007 performance-based restricted stock units at target performance, maximum performance and the actual number determined and allowed to vest for each executive officer:

Name of Executive Officer	(A) Value of Performance-Based RSUs at Target Performance (Target Award)	(B) Value of Performance-Based RSUs at Maximum Performance (Maximum Award)	(C) Value of Actual Performance- Based RSUs determined and allowed to vest (Actual Award)	(D) Percent of Actual Award vs. Target Award Column C / Column A	(E) Percent of Actual Award vs. Maximum Award Column C / Column B
Michael A. Bradley, President and CEO	$650,000	$1,300,000	$227,500	35%	18%

Gregory R. Beecher, VP, CFO and Treasurer	$245,000	$490,000	$85,750	35%	18%

Mark E. Jagiela, President Semiconductor Test Systems	$227,000	$454,000	$79,450	35%	18%

Jeffrey R. Hotchkiss, President System Test Group	$166,000	$332,000	$58,100	35%	18%

Eileen Casal, V.P., General Counsel and Secretary	$118,000	$236,000	$41,300	35%	18%

Total 2007 Direct Compensation

The Committee reviewed the overall direct compensation of each executive officer based on the above described assessment and determined that the 2007 payouts were appropriate. As shown in the table below, the executive officers were paid approximately 18% below the target direct compensation, excluding amounts distributed from the profit sharing program.

	Target	Actual Payout
Name of Executive Officer	Total Direct Compensation	Base Salary	Variable Compensation	Equity (Time- based and performance- based RSUs)	Total Direct Compensation	Actual – Target Compensation	Percent below Target
Michael A. Bradley	$3,045,000	$625,000	$462,500	$1,372,500	$2,460,000	($585,000)	-19%
Gregory R. Beecher	$1,300,000	$360,000	$199,800	$510,750	$1,070,550	($229,450)	-18%
Mark E. Jagiela	$1,230,000	$348,571	$193,457	$472,450	$1,014,478	($215,522)	-18%
Jeffrey R. Hotchkiss	$1,000,000	$300,000	$166,500	$367,100	$833,600	($166,400)	-17%
Eileen Casal	$768,500	$277,742	$113,041	$261,300	$652,083	($116,417)	-15%

2008 Equity Award

In January 2008, the Committee and the independent directors approved the equity grant for 2008, once again granting both time-based and performance-based RSUs to executive officers as described in the table below. In order to maintain a competitive equity compensation level relative to the median equity compensation position of peer companies, the 2008 RSU grant values at target for executive officers increased an average of 9% over 2007 RSU grant values at target. Similar to 2007, the majority of the increased equity value (83%) was attributable to greater emphasis on the use of performance-based RSUs as a compensation element. In the comparison, Teradyne relied on 2007 historical peer company grant information for establishing the 2008 grants since 2008 grant information for peer companies was not yet available in January 2008. Based on the 2007 historical peer company information, Mr. Jagiela’s equity awards were increased approximately 17% to maintain a comparable competitive position.

In order to increase the emphasis on long-term performance metrics, the Committee changed the performance measurement period for company performance for the 2008 performance-based RSUs, from one to three years. The determination of the amount of performance-based RSUs that will be allowed to vest will be made in January 2011 based on the average variable compensation payout over the prior years 2008, 2009 and 2010. Following this determination, the RSUs will then vest immediately in January 2011. Set forth below are the equity values, as of January 2008, of the 2008 time-based RSUs and 2008 performance-based RSUs at target for each executive officer.

Name of Executive Officer	Value of Time-Based RSUs	Value of Performance- Based RSUs At Target
Michael A. Bradley	$1,145,000	$790,000
Gregory R. Beecher	$438,000	$292,000
Mark E. Jagiela	$438,000	$292,000
Jeffrey R. Hotchkiss	$309,000	$186,000
Eileen Casal	$220,000	$133,000

The 2008 time-based RSU grants for all employees, including executive officers, have four-year vesting, a customary industry practice.

2008 Goals

With regard to 2008, Teradyne has established similar financial and strategic goals that will be used in determining performance-based cash for fiscal year 2008. Following the Committee’s (and independent directors’) assessment of company performance and its determination of the payouts for 2008, Teradyne will include the required information in its proxy statement to be filed in 2009. Once again for 2008, in order to align executive officers’ compensation with shareholders’ interest, Teradyne will focus on the company’s profitability and use the formula described above for the 2007 assessment, including the payout of 9% for every 1% of PBIT.

Impact of Accounting and Tax Treatment on Executive Pay

The impact of FAS 123R expense associated with issuing stock options and this expense was a factor in the decision to change the long-term incentive compensation awards from stock options to time-based and performance-based RSUs. Teradyne decided to maintain its 1996 Employee Stock Purchase Plan despite the compensation expense imposed by FAS 123R. It believes that the plan is an important vehicle to assist employees in building an equity interest in Teradyne.

Its non-qualified, deferred plans were amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

In general, under Section 162(m) of the Code, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne asked for, and received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” The proposed amendment to the plan is intended to allow all cash awards made under the Plan to be “qualified performance-based compensation,” so that cash awards in excess of $1 million in any fiscal year may be deductible under Section 162(m) of the Code. The shareholders are asked to approve an amendment to the plan that will limit the amount of variable cash compensation awards to be paid to any participant in any fiscal year to $3 million. If the amendment is not approved, the Committee may issue other cash awards that it believes are in the best interests of Teradyne, taking into account the shareholders failure to approve the amendment. In addition, if the amendment is not approved and executive compensation amounts fail to meet Section 162(m) requirements, the amounts of such non-deductible compensation would not be material to Teradyne.

Section 3—Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the executive officers during the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Michael A. Bradley	2007	$625,000	$37,613	$1,318,290	$49,166	$462,500	$284,603	$57,199	$2,834,371
President and CEO	2006	$625,000	$95,300	$932,272	$147,244	$787,500	$365,913	$49,748	$3,002,977

Gregory R. Beecher	2007	$360,000	$18,957	$491,177	$42,753	$199,800	$0	$39,640	$1,152,327
V.P., CFO and Treasurer	2006	$360,000	$48,031	$347,485	$128,038	$340,200	$0	$38,815	$1,262,569

Mark E. Jagiela	2007	$348,571	$18,355	$427,651	$13,681	$193,457	$0	$36,591	$1,038,306
President Semiconductor Test Systems	2006	$348,571	$46,506	$296,637	$40,972	$329,400	$0	$36,238	$1,098,324

Jeffrey R. Hotchkiss	2007	$300,000	$15,797	$357,886	$0	$166,500	$1,100	$52,023	$893,306
President System Test Group	2006	$300,000	$40,026	$254,274	$0	$283,500	$0	$50,376	$928,176

Eileen Casal	2007	$277,742	$12,954	$260,636	$9,570	$113,041	$0	$12,313	$686,256
V.P. General Counsel and Secretary	2006	$273,333	$31,258	$186,454	$114,795	$172,200	$0	$14,206	$792,246

(1)	The amounts in the “Salary” column represent the annual base salary for each executive officer, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 calculated in accordance with FAS 123R for both time-based and performance-based RSUs issued in 2006 and 2007. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2007.

(4)	The amounts under the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 calculated in accordance with FAS 123R for stock option grants prior to 2006. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2007.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed during 2007.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of benefits accrued in 2007. See also the disclosure of the Retirement and Post-Termination Tables.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2007 for the executive officers:

Name	Teradyne Contributions to Deferred Compensation Plans	Value of Life Insurance Premiums	Total All Other Compensation
Michael A. Bradley	$43,739	$13,460	$57,199
Gregory R. Beecher	$36,156	$3,484	$39,640
Mark E. Jagiela	$35,008	$1,583	$36,591
Jeffrey R. Hotchkiss	$30,130	$21,893	$52,023
Eileen Casal	$11,250	$1,063	$12,313

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the executive officers during the fiscal year ending December 31, 2007.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2007	(2)	$0	$625,000	$2,500,000	0	0	0	0	0	0	$0
	1/26/2007	(3)	$0	$0	$0	0	42,651	85,302	75,132	0	0	$1,795,012

Gregory R. Beecher	1/1/2007	(2)	$0	$270,000	$1,080,000	0 0	0	0	0	0	0	$0
	1/26/2007	(3)	$0	$0	$0	0	16,076	32,152	27,888	0	0	$670,013

Mark E. Jagiela	1/1/2007	(2)	$0	$261,429	$1,045,714	0	0	0	0	0	0	0
	1/26/2007	(3)	$0	$0	$0	0	14,895	29,790	25,788	0	0	$620,009

Jeffrey R.Hotchkiss	1/1/2007	(2)	$0	$225,000	$900,000	0	0	0	0	0	0	$0
	1/26/2007	(3)	$0	$0	$0	0	10,892	21,785	20,276	0	0	$475,006

Eileen Casal	1/1/2007	(2)	$0	$152,758	$611,032	0	0	0	0	0	0	$0
	1/26/2007	(3)	$0	$0	$0	0	7,743	15,486	14,436	0	0	$338,005

(1)	The grants under the “All Other Stock Awards: Number of Shares or Stock Units” column represent the number of time-based RSUs granted to each executive officer.
(2)	These grants were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the minimum, target and maximum cash payouts for performance-based variable compensation; the actual payouts are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(3)	These RSU grants were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan. The minimum, target and maximum numbers apply to performance-based RSUs only.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael A. Bradley	115,000	0	0	$21.65	9/24/08
	1,381	0	0	$21.65	9/24/08
	115,000	0	0	$17.48	7/19/09
	115,000	0	0	$11.66	4/28/10
	150,000	0	0	$27.06	1/28/11
	150,000	0	0	$21.91	5/27/11
	150,000	0	0	$21.91	5/27/11
						57,129	(1)	$590,714
						90,060	(2)	$931,219	0	$0

Gregory R. Beecher	30,000	0	0	$21.65	9/24/08
	961	0	0	$21.65	9/24/08
	100,000	0	0	$17.48	7/19/09
	100,000	0	0	$11.66	4/28/10
	95,000	0	0	$27.06	1/28/11
						21,294	(1)	$220,175
						33,515	(2)	$346,541	0	$0

Mark E. Jagiela	511	0	0	$21.65	9/24/08
	37,000	0	0	$21.65	9/24/08
	32,000	0	0	$17.48	7/19/09
	32,000	0	0	$11.66	4/28/10
	30,000	0	0	$16.40	8/1/10
	80,000	0	0	$27.06	1/28/11
						18,178	(1)	$187,955
						31,001	(2)	$320,553	0	$0

Jeffrey R. Hotchkiss	90,000	0	0	$26.66	2/2/11
						15,581	(1)	$161,107
						24,088	(2)	$249,073	0	$0

Eileen Casal	80,000	0	0	$10.44	2/3/10
	60,000	0	0	$27.06	1/28/11
						11,426	(1)	$118,144
						17,146	(2)	$177,289	0	$0

(1)	For each executive officer, the vesting dates for RSUs granted on January 26, 2006 are fifty percent (50%) of the RSUs vested on January 26, 2007 and fifty percent (50%) of the RSUs vested on January 26, 2008.
(2)	For each executive officer, the vesting dates for RSUs granted on January 26, 2007 are twenty-five percent (25%) of the RSUs vested on January 26, 2008 and twenty-five percent (25%) will vest on January 26, 2009, January 26, 2010, and January 26, 2011.

Options Exercises and Stock Vested Table

None of the executive officers exercised stock options during 2007. The following table shows the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting for 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	0	$0	57,130	$870,661
Gregory R. Beecher	0	$0	21,294	$324,521
Mark E. Jagiela	0	$0	18,178	$277,033
Jeffrey R. Hotchkiss	0	$0	15,582	$237,470
Eileen Casal	0	$0	11,426	$174,132

Retirement and Post-Employment Tables

Pension Benefits Table

There is a qualified retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”), and a non-qualified plan, the Teradyne, Inc. Supplemental Executive Retirement Plan (“SERP”). In 1999, the company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. Mr. Bradley is the only executive officer continuing to accrue benefits in the Retirement Plan and SERP.

Mr. Bradley participates in the Retirement Plan, a defined benefit plan, under the same terms as all other employees. Mr. Bradley’s actual years of service (28.99) and actual wages are used to calculate his benefit at the normal retirement age of 66. However, federal tax law limits the wages used to calculate the total amount of benefits which he may receive under the Retirement Plan.

The SERP provides eligible employees, with compensation in excess of federal tax limits, a supplemental retirement benefit. The SERP is unfunded and provides deferred compensation for eligible employees, including executive officers.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings is based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits earned after December 31, 2004 prior to age 66.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in its financial statements for fiscal year ended December 31, 2007, a discount rate of 6.5%.

The table below shows the present value, as of December 31, 2007, of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each such executive officer, under each of the Retirement Plan and SERP.

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Michael A. Bradley	Retirement Plan SERP	28.99 28.99		$ $	346,637 2,154,025	$ $	0 0
Gregory R. Beecher	Retirement Plan	0			$0		$0
Mark E. Jagiela	Retirement Plan	17.61	(1)		$77,594		$0
Jeffrey Hotchkiss	Retirement Plan	26.45	(2)		$408,920		$0
Eileen Casal	Retirement Plan	0			$0		$0

(1)	The years of creditable service for Mr. Jagiela were capped in 1999.
(2)	The years of creditable service for Mr. Hotchkiss were capped in 2000.

Nonqualified Deferred Compensation Table

The company maintains the Teradyne, Inc. Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the company. In addition, employees who participate in the variable compensation plan may defer up to 85% of each year’s variable compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Since the plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

Teradyne matches at least $1 for every $1 contributed by the employee each year, up to 5% of the employee’s compensation, if the employee elected to have Retirement Plan benefits stop accruing as of December 31, 1999 (as in the case of Mr. Jagiela) or if the employee was hired on or after November 1999 (as in the case of Messrs. Beecher and Hotchkiss and Ms. Casal). If the employee elected to have the Retirement Plan benefits continue accruing as of January 1, 2000, then Teradyne will match at least 50 cents for every $1 contributed by the employee each year, up to 6% of the employee’s compensation (as in the case of Mr. Bradley). Teradyne’s contribution vests 25% per year for the first four years of employment and contributions for those employees with more than four years of service vest immediately. Teradyne may also provide an additional discretionary match. For 2007 Teradyne’s match to each group of employees was $1.00 and 50 cents, respectively, for each $1.00 contributed by the employee.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan plans for each executive officer, as of December 31, 2007.

Name	Executive Contributions in Last FY	Teradyne Contribution in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(1)
Michael A. Bradley	$227,789	$36,989	$146,736	$0	$2,127,613
Gregory R. Beecher	$200,472	$24,906	$50,569	$0	$758,990
Mark E. Jagiela	$57,116	$23,758	$11,078	$0	$319,288
Jeffrey R. Hotchkiss	$56,832	$18,880	$20,581	$0	$235,276
Eileen Casal	$0	$0	$0	$0	$0

(1)	The following table lists the amounts of each executive officer’s contributions that were previously reported in the Summary Compensation Table:

Year	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Jeffrey R. Hotchkiss	Eileen Casal
2007	$227,789	$200,472	$57,116	$56,832	$0
2006	$180,997	$77,159	$45,521	$44,994	$0
Prior to 2006	$988,403	$224,728	$94,055	$18,682	$0
Total Executive Contributions	$1,397,189	$502,359	$196,692	$120,508	$0

Post-Termination Compensation Table

Chief Executive Officer

Upon his election as Chief Executive Officer, Mr. Bradley was asked by the Board to enter into an Agreement Regarding Termination Benefits. The term of this agreement, entered into on September 3, 2004, is for three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The agreement contains a two-year post-employment customer and employee non-hire and non-solicitation provision and a two-year post-employment non-competition provision. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

Other Executive Officers

On March 1, 2007, Teradyne entered into new Change in Control Agreements with the Chief Executive Officer and each of the other executive officers. The new agreements replaced previously existing Change in Control Agreements. Under the new agreements, in the event any of the executive officers is terminated without “Cause” or the executive officer terminates his or her employment for “Good Reason” (each as defined in the agreement) within two years following a defined change of control, such officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment.

The Chief Executive Officer’s Change in Control Agreement does not contain provisions for salary and health, dental and vision plan insurance continuation because such payments and benefits are already provided for in his existing Agreement Regarding Termination Benefits. The Compensation Committee approved these changes in order to enable the executive team to assist with the evaluation of any potential business transaction independent of their own personal circumstances.

Other Arrangements

None of the executive officers or employees has severance agreements, except the Chief Executive Officer. Teradyne has a standard severance policy under which, the company may in its discretion, offer severance payments to an employee, including an executive officer, based on length of service. Any severance payments are conditioned upon the employee entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley and Hotchkiss qualify for such broad-based employee benefits. Therefore, at retirement, their stock options continue to vest and be available for exercise until expiration. They will also be entitled to receive a pro-rated amount of variable cash compensation at the target level through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table on page 32 lists the present value of accumulated benefits for Messrs. Bradley and Hotchkiss. The executive officers would have received such amounts if they had retired on December 31, 2007.

The following provides the details of potential payments made to the executive officers in the event of a termination, had the termination occurred on December 31, 2007. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability, and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation (2)	Benefits Continuation	Equity Value	Gross-Up	Total
Michael A. Bradley	Not For Cause	$2,500,000	$0	$27,833	$0	$0	$2,527,833
	Good Reason	$2,500,000	$0	$27,833	$0	$0	$2,527,833
	Change in Control	$2,500,000	$0	$27,833	$1,521,932	$1,089,818	$5,139,583

Gregory R. Beecher	Change in Control	$1,260,000	$270,000	$22,116	$566,716	$584,977	$2,703,809

Mark E. Jagiela	Change in Control	$1,220,000	$261,429	$27,438	$508,508	$575,950	$2,593,325

Jeffrey R. Hotchkiss	Change in Control	$1,050,000	$0	$22,271	$410,180	$0	$1,482,451

Eileen Casal	Change in Control	$861,000	$152,758	$7,289	$295,433	$361,868	$1,678,348

(1)	None of the executive officers has agreements to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such executive officer voluntarily terminates his or her employment with Teradyne or if that executive officer is terminated by Teradyne for cause. In the event an executive officer retires from Teradyne, such person will be entitled to the broad-based benefits provided to all employees.
(2)	As of December 31, 2007, Messrs. Bradley and Hotchkiss were the only executive officers eligible to receive retirement benefits. Pro-rated variable cash compensation amounts are not included in this table because such benefits would be paid to them pursuant to broad-based retirement benefits available to employees. No additional amounts would be paid as a result of a Change in Control.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

Proposed Amendment

At the 2008 Annual Meeting, shareholders will be asked to approve an amendment that sets a $3 million per fiscal year maximum amount of variable cash compensation awards that can be paid to any participant pursuant to the 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). This amendment applies only to cash awards and will not affect or change any provisions relating to equity.

The Plan was approved by the shareholders on May 25, 2006. The purpose of the Plan is to provide equity ownership in and cash compensation opportunities from Teradyne for eligible participants. Under the Plan, the Compensation Committee of the Board may approve awards which can take the form of cash or stock-based awards, which can be restricted stock units, options, stock appreciation rights, phantom stock or other awards. Awards may be issued to executive officers, employees, directors, consultants and advisors of Teradyne and its subsidiaries.

As mentioned above, the proposed amendment is solely to establish a maximum amount for cash awards. The proposed amendment does not change the aggregate number of shares of common stock authorized for issuance pursuant to the Plan. The aggregate number authorized for issuance when the Plan was adopted was 12 million shares of which approximately 10 million remained available for issuance as of January 1, 2008. All other material terms of the Plan remain the same as they were approved by the shareholders on May 25, 2006.

The amendment is being sought to qualify variable cash compensation awards granted under the Plan as performance-based compensation which is exempt from the $1 million deduction limit under Section 162(m) of the Code. If a quorum is present at the meeting, the amendment will be adopted by the shareholders if the number of votes cast “for” approval exceed the number of votes cast “against” approval. The Board approved the amendment in March 2008 and recommends the shareholders approve the amendment.

Amounts of variable cash compensation awards to be made under the Plan for 2008 and in the future cannot be determined at this time because such awards are based on performance factors which will be evaluated in the future. If the amendment is approved, such awards will not exceed $3 million per participant per fiscal year. Past variable cash compensation awards paid to executive officers during fiscal years 2007 and 2006 are reported in the “Summary Compensation Table”. If the shareholders do not approve the amendment to the Plan, variable cash compensation awards will not be issued under the Plan. However, the Compensation Committee may issue other cash awards pursuant to the Plan or provide cash compensation outside of the Plan if it believes such awards are in the best interests of Teradyne, taking into account the shareholders failure to approve the amendment.

The following is a summary of the material features of the Plan. The complete text of the Plan, giving effect to the proposed amendment, is attached as Appendix A of the proxy.

Description of the Plan, as amended

The purpose of the Plan is to provide equity ownership and compensation opportunities in Teradyne (each, an “Award”) to employees, officers, directors, consultants and advisors of Teradyne and its subsidiaries, all of whom are eligible to receive Awards under the Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the Plan, may only be granted to employees of Teradyne or subsidiaries of Teradyne. Any person to whom an Award is granted will be called a “Participant.” There are currently approximately 3,700 employees who are eligible to be Participants in the Plan.

The Plan is administered by a committee (the “Committee”) composed solely of members of Teradyne’s board of directors that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Exchange Act and Rule 303A.02 of the NYSE List Company Manual. Teradyne’s Compensation Committee is the Committee that administers the Plan. The Committee has the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and subject to the limitations of the Plan, to modify and amend any Award, except that the Committee may not reprice Awards without shareholder approval or accelerate the vesting of full-value stock-based Awards without shareholder approval other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne by another entity. The Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of Teradyne, with certain limitations.

Awards under the Plan may be either or both stock- and cash-based. Stock-based Awards may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria specified in an Award. If the Award is subject to Performance Criteria and the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. “Performance Criteria” means any one or more of the following performance criteria, applied to either Teradyne as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction.

Stock-Based Awards

Authorized Shares. The number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan was originally 12 million shares of Common Stock in May 2006, when the Plan was first approved by the shareholders. As of January 1, 2008, the number of shares of Common Stock that remained available for issuance was approximately 10 million. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the Plan during any one fiscal year may not exceed 2 million.

Terms of Stock-Based Awards. The Committee shall determine the terms and conditions of each stock-based Award, including the number of shares subject to such Award or a formula for making this determination; the exercise or purchase price, as applicable, of such Award (subject to limitations discussed subsequently) and the means of payment for shares; the vesting schedule; the Performance Criteria, if any, that determine the number of shares or options granted, issued, retainable and/or vested; other terms and conditions on the grant, issuance and/or forfeiture of the shares or options; and such further terms and conditions as may be determined by the Committee.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options shall expire in ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant.

Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to Teradyne at its principal office address or to such transfer agent as Teradyne shall designate, or by notification to the Teradyne-designated third party commercial provider. The Committee has the right to accelerate the date of exercise of any installment of any option at any time, despite the fact that such acceleration may disqualify all or part of any option as an incentive stock option. Payment for the exercise of options under the Plan may be made by one or any combination of the following forms of payment:

•	by cash or by check payable to the order of Teradyne, or by fund transfer from the holder’s account maintained with the Teradyne-designated third party commercial provider, if any,

•

at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, provided that such shares were not acquired by the Participant in the prior six months, or

•	at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (a “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. A SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units. Restricted stock and restricted stock units issued under the Plan will be subject to minimum vesting periods of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other restricted stock or restricted stock unit Awards, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award.

Other Stock-Based Awards. The Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. A minimum vesting period of no less than 1 year for full-value stock-based Awards subject to Performance Criteria and no less than 3 years for all other full-value stock-based Awards is required under the Plan, unless such Awards fall under the exception to minimum vesting periods described below.

Non-Employee Director Formula Grants. The Plan provides that each non-employee director of Teradyne will be automatically granted an Award, either in equity or cash, having a fair market value equal to (1) $150,000 on the date first elected to the Board and (2) $110,000 on the first Monday in February in each year while such person continues to be a non-employee director of Teradyne. At the discretion of the Board of Directors, such Award may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards of restricted stock or restricted stock units to non-employee directors will have a minimum vesting period of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other Awards, unless such Awards fall under the exception to minimum vesting periods. Any options, SARs, phantom stock or other cash Awards issued to non-employee directors may, at the Committee’s discretion, be immediately exerciseable on the date of grant. Awards granted under the Plan shall be in addition to the annual Board and committee cash retainers paid by Teradyne to non-employee directors.

Exception to Minimum Vesting Periods. The Committee can exclude from the minimum vesting period requirements up to 5% of the shares of Common Stock authorized for issuance under the Plan in the form of restricted stock Awards, restricted stock units and other stock-based Awards.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be equitably adjusted:

•	the number and class of securities available for Awards under the Plan and the per-Participant share limit,

•	the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award, and

•	the repurchase price per security subject to repurchase.

The terms of each other outstanding stock-based Award shall be adjusted by Teradyne (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

Cash Awards

In addition to permitting cash Awards to directors as described above, the Plan also permits the grant of cash Awards either alone, in addition to, or in tandem with other Awards granted under the Plan to Participants. These cash Awards may be based on a predetermined variable compensation factor and performance criteria. The variable compensation factor is a percentage of the Participant’s base annual salary, starting at 5% for new Participants. Variable compensation factors are reviewed annually and typically do not exceed 100%. If the amendment is adopted, the maximum variable cash compensation awards which any participant could receive would be limited to $3 million per fiscal year.

General Terms

Eligibility Under Section 162(m). In general, under Section 162(m) of the Code, Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid in a year to certain executive officers. This deduction limitation, however, does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The regulations under Section 162(m) of the Code contain a “safe harbor” that treats stock options granted at fair market value as qualified performance-based compensation (assuming certain other requirements are satisfied). Teradyne considered the limitations on deduction imposed by Section 162(m) of the Code when preparing the Plan. It is Teradyne’s intention that the entire amount of “qualified performance-based compensation” issued under the Plan in excess of $1 million will be deductible under Section 162(m) of the

Code. Teradyne expects that by establishing a maximum amount for variable cash compensation awards issued pursuant to the Plan, such awards may be deductible under Section 162(m) of the Code, if the amendment is approved by the shareholders.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of Teradyne by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment, or that Awards under the Plan may be substituted for stock and stock-based awards issued by an entity acquired by or merged into Teradyne. The Committee is also authorized in connection with an acquisition of Teradyne to accelerate in full or in part any Awards of options, restricted stock, other stock-based Awards or Awards then-outstanding under the Plan that may be settled in whole or in part in cash.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. The Committee is permitted to authorize in connection with the occurrence of such an event the acceleration in full or in part any Award of options or Awards that may be settled in cash. The Committee is permitted to authorize the acceleration of restricted stock or restricted stock unit Awards or other full-value stock-based Awards only in the event of the Participant’s disability, death, retirement or upon the acquisition in control of Teradyne by another entity.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (1) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (2) previously-issued options may not be amended without shareholder approval to reduce the price at which such previously-issued options are exercisable or to extend the period of time beyond ten years for which such previously-issued options shall be exercisable; and (3) previously-issued full-value stock-based Awards may not be accelerated without shareholder approval, other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne.

Compliance with Section 409A. The Plan and every Award made pursuant to the Plan shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder so that no Participant (without any such Participant’s express written consent) incurs any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award.

Termination of Plan; Amendments. Awards may be granted under the Plan at any time on or prior to May 24, 2016, but Awards granted before that date may be exercised thereafter. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that any material amendment to the Plan will not be effective unless approved by Teradyne’s shareholders. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the Plan.

United States Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to incentive stock options (“ISOs”) granted under Teradyne’s Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to Teradyne upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Nonstatutory Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as ISOs (“Nonstatutory Stock Options”) granted under Teradyne’s Plan:

1. The optionee generally does not realize any taxable income upon the grant of a Nonstatutory Stock Option, and Teradyne is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a Nonstatutory Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a Nonstatutory Stock Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. Teradyne generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a Nonstatutory Stock Option by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises a Nonstatutory Stock Option in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Awards and Purchases. The following general rules are applicable under current federal income tax law to awards of restricted stock and restricted stock units (“Restricted Awards”), the granting of opportunities to make direct stock purchases under Teradyne’s Plan (“Purchases”) or the granting of a SAR or phantom stock that is settled in shares (a “Stock-Settled Award”):

1. Persons receiving Common Stock pursuant to a Restricted Award, a Purchase or a Stock-Settled Award generally will recognize ordinary income at the time of vesting, purchase or settlement, as applicable, in an amount equal to the fair market value of the shares received, reduced by any purchase price paid, if any.

2. Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes ordinary income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as ordinary income).

3. Special rules apply if the stock acquired pursuant to an Award of stock or direct stock purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Cash Awards. The following general rules are applicable under current federal income tax law to cash Awards or Awards settled in cash:

1. Persons receiving a cash Award or Award settled in cash generally will recognize ordinary income equal to the amount of the cash Award.

2. Teradyne should be entitled to a corresponding deduction for federal income tax purposes at the time of making the cash Award or Award settled in cash.

The Board recommends a vote FOR approval of the amendment to the Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent auditors for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s auditors since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

OTHER MATTERS

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail through the regular employees, the company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation. Teradyne has retained Georgeson Inc. to assist with the solicitation of proxies for an estimated fee of $8,000, plus reimbursement for out-of-pocket expenses, all of which will be borne by Teradyne.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the company’s website at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended including proposed amendment)

1. Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2. Administration.

a. Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, or any amendment, supplement or modification thereto; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b. Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3. Stock Available for Awards.

a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 12,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c), but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

b. Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d. Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4. Stock Options.

a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b. Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c. Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d. Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the

Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

f. Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g. Vesting of Options. Subject to Section 11(f) and Section 11(j) and except as provided in Section 13, at the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h. Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii) at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided, that such shares were not acquired by the Participant in the prior six months;

(iii) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv) at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j. Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k. Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

5. Stock Appreciation Rights

a. General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b. Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c. Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

d. Vesting of SAR Awards. Subject to Section 11(f) and Section 11(j), at the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

6. Restricted Stock.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b. Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to receive dividends and vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award, including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c. Vesting of Restricted Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Awards granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Awards.

7. Restricted Stock Unit.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b. Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Restricted Stock Unit. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Restricted Stock Unit. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Units.

8. Phantom Stock.

a. General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b. Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Phantom Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9. Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 11(f) and Section 11(j), at the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards granted under this Section 9, other than Full Value Awards granted under Section 11(l) herein, shall have a minimum vesting period of no less than one (1) year for Full Value Awards subject to Performance Criteria and no less than three (3) years for all other Full Value Awards granted hereunder.

10. Cash Awards.

a. Grants. The Committee may grant cash awards (each, a “Cash Award”), either alone, in addition to, or in tandem with other Awards granted under the Plan.

b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Cash Award. From time to time, the Committee shall establish administrative rules and procedures governing the administration of Cash Awards.

c. Variable Compensation Awards. A Cash Award that the Committee intends to be a “Variable Compensation Award” subject to Section 162(m) of the Code, provides a variable compensation payment each year to the Company’s executive officers and certain eligible senior employees each year based on certain Performance Criteria that may include, among other criteria, overall corporate and/or individual business group’s or division’s performance during the prior fiscal year, as determined by the Committee. Variable Compensation Awards are calculated based on a percentage of the Participant’s base annual salary (“Variable Compensation Factor”) and start at 5% for new Participants. Variable Compensation Factors are reviewed annually and typically do not exceed 100%. A newly hired executive officer or employee, who is approved for eligibility for Variable Compensation Awards, will be eligible to receive a Variable Compensation Award for their first year of employment, pro-rated from the date of hire. The Committee may rely upon the recommendation of the Company’s senior management in granting Variable Compensation Awards to eligible Participants who do not constitute executive officers of the Company, including as to the amount and terms of any such Awards and the satisfaction of Performance Criteria. No Participant may be granted Variable Compensation Awards that would result in a payment of more than $3 million during any one fiscal year.

11. General Provisions Applicable to Awards.

a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b. Documentation. Each Award granted under the Plan, with the exception of Cash Awards, shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d. Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. The minimum vesting period for all Full Value Awards granting shares of Common Stock subject to Performance Criteria, other than Full Value Awards granted under Section 11(l) herein, shall be no less than one (1) year.

e. Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f. Acquisition or Liquidation of the Company.

(i) Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

(ii) Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii) Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, except for Cash Awards already earned, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. The Committee may allow Participants to satisfy such tax withholding obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

h. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders.

i. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Award.

j. Acceleration. The Committee may at any time provide (i) that any Option shall become immediately exercisable in full or in part, (ii) that Awards that may be settled in whole or in part in cash may become immediately exercisable in full or in part, and (iii) in connection with the disability, death or retirement of a Participant or in connection with an event contemplated by Section 11(f)(i), (A) that any Restricted Stock Award or Restricted Stock Unit shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture or (B) that any other Full Value Award shall become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k. Option or SAR Award Exchange. The Committee may, from time to time, upon obtaining shareholder approval therefor, undertake an exchange program under which employees deemed eligible by the Committee may elect to surrender for cancellation then existing Awards under the Plan or outstanding, unexercised options previously granted under the Company’s 1991 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, that have, at the time, an exercise price at or above a level determined by the Board of Directors or the Committee in exchange for cash and/or another Award under the Plan, the form of such consideration to be determined by the Committee.

l. Exception to Minimum Vesting Periods. The Committee may grant up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in the form of Restricted Stock Awards, Restricted Stock Units and other Awards based upon Common Stock that do not comply with the minimum vesting periods set forth in Sections 6(c), 7(c), 9 and 13.

m. Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A.

12. Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13. Grant of Awards to Non-Employee Directors.

Each person who is a member of the Board of Directors and who is not an employee of the Company (each, a “Non-Employee Director”) shall be automatically granted Awards having a Fair Market Value or exerciseable for shares having a Fair Market Value, as the case may be, on the day of such grant as follows:

a. on the date such Non-Employee Director is first elected to the Board of Directors, equal to $150,000; and

b. on the first Monday in February in each year, equal to $110,000.

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Nonstatutory Stock Options, SARs, or cash, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13 shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to Section 11(f) and Section 11(j), an Award of Restricted Stock or Restricted Stock Units granted pursuant to this Section 13 shall have a minimum vesting period of no less than one (1) year for Restricted Stock or Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock or Restricted Stock Units granted, unless such Award is granted under Section 11(l), and shall expire on the date which is ten (10) years after the date of grant of such Award. Any Options, SARs or other cash Awards granted pursuant to this Section 13 may, at the Committee’s discretion, be immediately exercisable in their entirety on the date of grant.

14. Miscellaneous.

a. Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company and who has actually commenced employment with the Company, whether full or part-time status.

(iv) “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v) “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) Cash Awards or (d) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b. Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d. No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

f. Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of the NYSE and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

TERADYNE

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/TER

• Follow the steps outlined on the secured website.

Vote by telephone

• Call tool free 1-800-652-VOTE(8683) within the United States, Canada & Puerto Rico any time on a touch tone Telephone. There is NO CHARGE to you for the call.

• Follow the instruction provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors.

	For	Against	Abstain
01 – James W. Bagley	☐	☐	☐

02 – Michael A. Bradley	☐	☐	☐

03 – Albert Carnesale	☐	☐	☐

04 – Edwin J. Gillis	☐	☐	☐

05 – Vincent M. O’Reilly	☐	☐	☐

06 – Paul J. Tufano	☐	☐	☐

07 – Roy A. Vallee	☐	☐	☐

08 – Patricia S. Wolpert	☐	☐	☐

		For	Against	Abstain

2.	To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to establish a $3 million per fiscal year maximum amount of variable cash compensation awards that can be received by a participant.	☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

B Non-Voting Items Change of Address – Please print new address below.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. – Date and Sign Below

(Please sign your name(s) exactly as your name(s) appear(s) on this proxy. If stock is held jointly, each owner should sign. If signing as attorney, executor, trustee or guardian, please give your FULL title. Please read reverse side before signing.)

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

Proxy—Teradyne, Inc.

Proxy for Annual Meeting of Shareholders

May 22, 2008

10:00 A.M. Eastern Time

The Conference Center at Waltham Woods

860 Winter Street

Waltham, Massachusetts 02451

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL A. BRADLEY and EILEEN CASAL, or any of them, proxies, with full power of substitution to vote all shares of stock of Teradyne, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Teradyne, Inc. to be held on Thursday, May 22, 2008, at 10:00 A.M. Eastern Time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated on April 11, 2008, a copy of which has been received by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

CONTINUED AND TO BE VOTED ON REVERSE SIDE